UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2023

DYNATRONICS CORP.
(Exact name of registrant as specified in its charter)

Utah	000-12697	87-0398434
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Trapp Rd, Eagan
 Minnesota, Utah, United States 55121
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (801) 568-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	DYNT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2023, Dynatronics Corporation and its subsidiaries (collectively, the "Company") entered into a Loan and Security Agreement (the "Loan Agreement") with Gibraltar Business Capital, LLC ("Lender"), to provide asset-based financing to the Company to be used for operating capital. Amounts available under the Loan Agreement (the "Revolving Loans") will be subject to a borrowing base calculation of up to a maximum availability of $7,500,000 (the "Revolving Loan Commitment") and will bear interest at SOFR plus 5.00%.  The Company paid a closing fee of 1.00% of the Revolving Loan Commitment and the line is subject to a monthly unused line fee in an annualized amount equal to 0.50% on the difference between the Revolving Loan Commitment and the average outstanding principal balance of the Revolving Loans for such month. The maturity date is three years from the date of the promissory note evidencing the Revolving Loans, subject to extension in accordance with the terms of the Loan Agreement.

The Loan Agreement provides for revolving credit borrowings by the Company in an amount up to the lesser of the Revolving Loan Commitment and a borrowing base amount equal to the sum of stated percentages of eligible accounts receivable and inventory, less reserves, computed on a weekly basis.

The obligations of the Company under the Loan Agreement are secured by a first-priority security interest in substantially all of the assets of the Company (including, without limitation, accounts receivable, equipment, inventory and other goods, intellectual property, contract rights and other general intangibles, cash, deposit accounts, equity interests in subsidiaries and joint ventures, investment property, documents and instruments, and proceeds of the foregoing).

The Loan Agreement contains affirmative and negative covenants, including covenants that restrict the ability of the Company and its subsidiaries to, among other things, incur or guarantee indebtedness, incur liens, dispose of assets, engage in mergers and consolidations, make acquisitions or other investments, make changes in the nature of its business, and engage in transactions with affiliates. The Loan Agreement also contains financial covenants applicable to the Company and its subsidiaries, including a maximum monthly consolidated leverage ratio of 1.0 to 1.0 if excess availability is less than $1,000,000 of the borrowing base.

Lender is entitled to accelerate repayment of the loans and to terminate its revolving credit commitment under the Loan Agreement upon the occurrence of any of various customary events of default, which include, among other events, the following (which are subject, in some cases, to certain grace periods): failure to pay when due any principal, interest or other amounts in respect of the loans, breach of any of the Company's covenants or representations under the Loan Agreement and other loan documents, default under any other of the Company's or its subsidiaries' significant indebtedness agreements, a bankruptcy, insolvency or similar event with respect to the Company or any of its subsidiaries, a significant unsatisfied judgment against the Company or any of its subsidiaries, or a change of control of the Company.

The foregoing description of the Loan Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of the Loan Agreement which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

Pursuant to the Loan Agreement, the Company is subject to certain restrictions on its ability to redeem or purchase any of its capital securities or declare or pay dividends or make other distributions or payments to its equityholders. The information regarding such restrictions is set forth in the Loan Agreement, which is incorporated by reference into this Item 3.03.

Item 7.01. Regulation FD Disclosure.

On August 4, 2023, the Company issued a press release announcing its entry into the Loan Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1†	Loan and Security Agreement, dated as of August 1, 2023, by and among Dynatronics Corporation, Hausmann Enterprises, LLC, Bird & Cronin LLC, Dynatronics Distribution Company, LLC and Gibraltar Business Capital, LLC

99.1	Press Release, dated August 4, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[*****]”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2023	DYNATRONICS CORPORATION

	By:	/s/ John Krier
	Name:	John Krier
	Title:	Chief Executive Officer